EXHIBIT 99.1

Colony Bankcorp, Inc. Declares Second Quarter Dividend

FITZGERALD, Ga., June 18, 2009 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.04875 per share payable July 10, 2009 to shareholders of record on June 30, 2009. While Colony's capital position remains strong with its total risk-based capital ratio approximating 14.90 percent -- well above the regulatory minimum requirement of 10 percent to be categorized as "well-capitalized," the Board deemed it prudent in this almost unprecedented operating environment to reduce our dividend payment this quarter. While we await the economy giving some indication of stabilizing, credit quality issues and the slow economy continue to pressure earnings. Also during the quarter earnings were significantly impacted as FDIC took action to maintain the FDIC insurance fund at adequate levels. A special one-time assessment of approximately $575,000 along with an increase in the regular quarterly assessment for accruals of approximately $743,000 resulted in total FDIC assessments expensed during the second quarter of approximately $1,318,000. This compares to $404,000 last quarter; thus a significant negative impact on second quarter earnings.

Colony Bankcorp, Inc. is a bank holding company headquartered in Fitzgerald, Georgia, with thirty locations in south and middle Georgia cities of Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $1.28 billion.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol "CBAN."

CONTACT:  Colony Bankcorp, Inc.
          Terry L. Hester, Chief Financial Officer
          (229) 426-6002
          Fitzgerald, GA  31750